Exhibit 99.1

For: J.Crew Group

Contact:
James Scully
Chief Financial Officer
(212) 209-8040

Owen Blicksilver
Owen Blicksilver PR
(516) 742-5950

For Immediate Release

J. Crew Commences Cash Tender Offer and Consent Solicitation for Outstanding 9 3/4%

Senior Subordinated Notes

NEW YORK (October 3, 2005) — J. Crew Operating Corp. (the “Company”) today commenced a cash tender offer for any and all of its outstanding $275 million principal amount of 9 3/4% Senior Subordinated Notes due 2014 (CUSIP No. 46612GAC1) (the “Notes”) and is soliciting consents to proposed amendments to the Indenture pursuant to which the Notes were issued. The tender offer and the consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated October 3, 2005 (the “Offer to Purchase”) which more fully sets forth their terms.

The proposed amendments to the Indenture would eliminate or modify substantially all of the affirmative and negative covenants, the provision obligating the Company to make an offer to repurchase the Notes in the event of a change in control of the company, the security and collateral provisions, and certain events of default contained in the Indenture, would subordinate the Company’s obligations under the Notes to the Company’s obligations under a new senior secured term loan to be entered into by the Company (the “Loan Facility”) and would provide for the amendment and termination of the security agreement related to the Notes.

The tender offer and consent solicitation are scheduled to expire at 9:00 am, New York City time, on November 1, 2005, unless extended (the “Expiration Time”). The consent payment deadline is 5:00 pm, New York City time on October 14, 2005, unless extended (the “Consent Payment Deadline”). If the tender offer and consent solicitation are consummated, holders of Notes who tender their Notes at or prior to the Consent Payment Deadline will receive the Total Consideration equal to $1,015.07 per $1,000 principal amount of the Notes validly tendered, or 101.507% of their par value. If the tender offer and consent solicitation are consummated, holders of Notes who tender their Notes after the Consent Payment Deadline but prior to the Expiration Time, will receive $1,010 per $1,000 principal amount of the Notes validly tendered (the “Tender Consideration”). The Total Consideration is the sum of the Tender Consideration and a consent payment of $5.07. In each case, holders that validly tender their Notes will receive accrued and unpaid interest up to, but not including, the settlement date. All holders that tender their Notes are obliged to deliver their consent to the adoption of the proposed amendments to the Indenture, even though holders that tender their Notes after the Consent Payment Deadline will not receive the Consent Payment. If the proposed amendments become effective, then all the Notes will be subject to the proposed amendments.

The tender offer and consent solicitation are conditioned upon the simultaneous closing of the IPO and the Loan Facility, as more fully described in the Offer to Purchase. The tender offer and consent solicitation are also conditioned upon the consent of holders collectively holding a majority in principal amount of the outstanding Notes. Holders of this amount of outstanding Notes have already agreed, subject to certain conditions, to tender all of their Notes. The tender by these holders would constitute the requisite consents to adopt the proposed amendments to the Indenture.

The right to withdraw tendered Notes and revoke consents will expire upon the execution of the supplemental indenture containing the proposed amendments to the Indenture, which is expected to occur at or following the Consent Payment Deadline. The proposed amendments will become effective upon the Company’s acceptance of the Notes tendered in the tender offer. Holders who tender their notes after the supplemental indenture is executed may not withdraw their tenders or revoke their consents.

Questions regarding the tender offer and consent solicitation should be directed to Goldman, Sachs & Co., the sole Dealer-Manager, at 212-357-5680 or 877-686-5059 (Attention: Credit Liability Management Group). Requests for assistance or additional sets of the offer materials may be directed to Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offer and consent solicitation, at 866-873-6300.

This press release shall not constitute an offer to purchase or a solicitation of acceptance of the tender offer, which may be made only pursuant to the terms of the offer to purchase and related letter of transmittal. In any jurisdiction where the laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed made on behalf of the company by Goldman, Sachs & Co. or one or more registered brokers or dealers under the laws of such jurisdiction.

J.Crew Group is a nationally recognized retailer of men’s and women’s apparel, shoes and accessories. The Company operates 157 retail stores, the J.Crew catalog business, jcrew.com, and 44 factory outlet stores.

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, the performance of the Company’s products within the prevailing retail environment, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.